Exhibit 99.2

Flextronics contact:

Thomas J. Smach

Senior Vice President of Finance

+1.408.576.7722

FLEXTRONICS ANNOUNCES PRICING OF PRIVATE OFFERING OF

SENIOR SUBORDINATED NOTES

SINGAPORE, November 9, 2004-– Flextronics International Ltd. (Nasdaq: FLEX) today announced the pricing of a private offering of $500 million aggregate principal amount of its 6.25% Senior Subordinated Notes due in 2014. The offering is expected to close on November 17, 2004. The company intends to use the net proceeds of the offering to repay outstanding debt under its revolving credit facilities and for general corporate purposes, including working capital requirements, acquisitions and capital expenditures.

The notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States under Regulation S. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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